CERTIFICATE OF AMENDMENT

OF

BG MP HOLDINGS, LLC

May 20, 2010

This Certificate of Amendment to the Certificate of Formation of BG MP HOLDINGS, LLC (the "Company") is being executed by the undersigned for the purpose of amending the Certificate of Formation of the Company under the Delaware Limited Liability Company Act, Del. Code, Title 6, Section 18-101 et seq., as amended from time to time.

1. Name. The name of the Company is "BG MP Holdings, LLC".

2. Amendment to Section 1. The Certificate of Formation of the Company is hereby amended by striking the whole of Section 1 as it now exists and inserting in lieu thereof a new Section 1, reading as follows:

> "FIRST. The name of the limited liability company is Masspower Holdco, LLC."

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first written above.

BG MP HOLDINGS, LLC

By: EquiPower Resources Corp.
Its: Sole Member

By: /s/ Curtis Morgan
Name: Curtis Morgan
Title: President and Chief Executive Officer